CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2009 RESULTS

Norton, Massachusetts, May 11, 2009. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $3.0 million and net income of $95 thousand or $0.01 per basic and diluted share for the fiscal quarter ended March 28, 2009. This compares with revenue of $3.4 million and net income of $423 thousand or $0.03 per basic and diluted share for the fiscal quarter ended March 29, 2008.

Grant Bennett, President said, "The 11% decline in revenues in Q1 2009 compared to Q1 2008 primarily reflects the continuing challenging external economic environment. Rather steep declines in demand for heatspreaders for flip-chip integrated circuit packaging and slightly lower demand for baseplates for traction applications were somewhat but not fully offset by increasing acceptance of our relatively new hermetic metal packages and baseplates for hybrid vehicle applications, as well as revenue from the Company`s contract with the Army for armor development. We are pleased that our growing diversification across multiple end markets is providing some protection against the significant volatility in demand in some specific end markets."

"Our lower profitability is a direct result of lower revenues. We do believe that demand experienced in Q1 2009 is below the underlying level of demand for current products that will be present as the economy improves and so we are managing our current costs in a manner that will enable us to be able to respond immediately when demand increases," said Bennett.

Although the near-term economic environment is uncertain, we believe longer-term trends bode well for CPS. Our products are used in high-power, high-reliability applications. These applications involve energy use or energy generation and our products allow higher performance and improved energy efficiency. We are indeed an important participant in the growing movement towards alternative energy and "green" lifestyles. For example, our baseplates are used in mass transit, hybrid and electric cars and wind-turbines for electricity generation; our flip chip heatspreaders are used in routers and switches for the internet which in turn allows telecommuting. We believe these markets will continue to grow for some time. We continue to achieve design wins in may of these areas which we believe will generate future growth.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2009 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC BULLETIN BOARD: CPSH)

Quarter Ended:	March 28, 2009	March 29, 2008

Revenues	$3,052,641	$3,415,756

Net income (loss)	$95,090	$422,705

Basic and diluted income per share	$0.01	$0.03

Weighted average basic shares	12,647,842	12,551,959

Weighted average diluted shares	13,036,601	13,272,947